SEVERANCE AGREEMENT AND GENERAL RELEASE

This Severance Agreement and Release of All Claims (hereinafter "Agreement") is made and entered into as of the latest of the dates set forth below by and between, Modavox, Inc., a corporation organized under the laws of the state of Delaware (hereinafter referred to as "Employer"), and Eric Schedeler (hereinafter referred to as "Employee").

Recitals

Whereas Employee has been employed by the Employer as its President and has served as a Director of Employer.

Whereas Employee has executed a resignation letter attached hereto as Exhibit A indicating that Employee's employment and any other duties with Employer, including his position on Employer's Board of Directors, have terminated as of August 31, 2005 ("Cessation Date"); and

Whereas, the parties, in order to settle and compromise fully and finally any and all claims and potential claims arising out of Employee's employment and the cessation thereof, have agreed to resolve these matters on the terms and conditions set forth herein.

Now, therefore, in consideration of the mutual promises and covenants contained herein, the parties agree as follows:

1. Recitals. The recitals set forth above are true, accurate, and correct, and are incorporated in this Agreement by this reference and made a material part of this Agreement.

2.    Consideration.

      a. Employee hereby enters into a Severance Agreement and Mutual Release. In consideration for the execution of this Agreement, Employee will receive consideration of $4,500 per month for a period of six months commencing upon execution of this Agreement with such payments due no later than the 15th of each month. Employee hereby acknowledges that the Employment Agreement set forth on Exhibit B is cancelled and of no further force and effect,

      b. By November 1, 2005 Employee will receive 115,789 shares of Employer's common stock based upon a value of $44,000. This value is calculated by dividing $44,000 by the average price of Employer's common stock for the 10 days preceding today's date, with the parties agreeing that the average price for such 10-day period is $0.38. Employer agrees that it will file an S-8 Registration Statement by December 15, 2005 that includes the registration of the foregoing 115,789 shares.

      c. The Parties hereto acknowledge that, as of the date of this Agreement, Employee holds the options to purchase common stock of Employer (the "Options"), as set forth on Exhibit C and registration rights set forth on Exhibit D. Employee hereby acknowledges that (i)
            (A) upon satisfaction of the conditions specified in Sections 2.a. and 2.b. above, the Option Agreement set forth on Exhibit C is hereby amended to provide for the issuance of an option to purchase 1,000,000 shares of Employer's common stock rather than 1,500,000 shares of Employer's common stock, (B) during the six-month period specified in Section 2.a. Employee's right to exercise the foregoing option is limited to 1,000,000 shares, and (C) subject to the foregoing conditions, the amendment to the Option Agreement set forth on Exhibit E is in full force and effect; and (ii) (A) the Registration Rights Agreement set forth on Exhibit D is hereby amended to provide for tag along registration rights (tagged to the registration rights contained in the Registration Rights Agreements entered into with Hubert Glover and Jay Stulberg dated as of June 8,
            2005) rather than demand rights, and that upon execution of this Agreement, and (B) the amendment to Registration Rights Agreement set forth on Exhibit F is in full force and effect,. Despite anything contained therein, the Options set for on Exhibit C may be exercised by Employee within 10 years of the Cessation Date or cancelled pursuant to their terms.

3. Adequate Consideration. Employee acknowledges and agrees that the consideration to Employee set forth in Paragraph 2 (including Subparagraphs) of this Agreement is in addition to anything of value to which Employee is, as a matter of law, otherwise entitled. Employee represents and agrees that he is not entitled to and shall not receive any further compensation, including salary, bonuses, vacation pay, or employee benefits after the Cessation Date.

4. Mutual Release. In consideration of this Agreement (including in the case of Employee receipt of the severance package set forth in Paragraph 2 of this Agreement), each party (for that party and that party's past and present officers, directors, stockholders, subsidiaries, affiliates, agents, employees, representatives, administrators, spouses, heirs, estates, successors, and assigns) hereby fully, forever, irrevocably, and unconditionally releases and discharges the other party, including the other party's past and present officers, directors, stockholders, subsidiaries, affiliates, agents, employees, representatives, lawyers, administrators, spouses, and all persons acting by, through, under, or in concert with them (collectively, the "Released Parties"), from any and all claims or damages which he may have against them, or any of them, which could have arisen out of any act or omission occurring from the beginning of time to the effective date of this Agreement, whether now known or unknown, asserted or unasserted except for this Agreement. This release includes, but is not limited to, any and all claims under Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Americans with Disabilities Act; the Fair Labor Standards Act, as amended; the Arizona Civil Rights Act; or under any other provision or theory of law, both in tort and in contract, and whether statutory or under the common law.

5. Covenant Not to Sue. Employee warrants that he has no pending complaints, charges, or claims for relief against the Released Parties with any local, state, or federal court or administrative agency. Employee understands and agrees that this Agreement may be pled as a complete bar to any action or suit before any administrative body or court with respect to any complaint, charge, or claim under federal, state, local, or other law relating to any possible claim that existed or may have existed against the Released Parties arising out of any event except for this Agreement occurring from the beginning of time through the effective date of this Agreement, the Company, at its option, may require Employee to pay Employer the sum total of all payments made pursuant to this Agreement.

6. Duty to Cooperate. Employee agrees to cooperate with Employer and its attorneys in connection with any threatened or pending litigation against Employer, and shall make himself available upon reasonable notice to prepare for and appear at deposition or at trial in connection with any such matters, provided that Employer and Employee are not adverse parties in any such litigation. Employer shall reimburse Employee for his reasonable out-of-pocket expenses in connection with his activities under this Section.

7. Non-Disparagement. The parties each agree that neither that party nor anyone acting on that party's behalf will make any derogatory or disparaging statements about the other party. For purposes of this Agreement, the term "party" shall include a party's past and present officers and directors, or, where such party is an individual, that individual.

8. Preservation of Company Confidential Information. Employee acknowledges that, during the course of his employment with Employer, he had access to, and became familiar with, information concerning Employer that Employer deems confidential, in that said information is non-public information which, if it became or were made public, might be disadvantageous to Employer. Such information includes, but is not limited to, employee information, business plans, financial matters, operational matters, corporate strategies, and the like. As a material inducement to cause Employer to enter into this Agreement, Employee agrees that he will not disclose to any third party, either directly or indirectly, any such confidential information. 9. Return of Company Property. Simultaneously with his tender of this Agreement, bearing his signature, to Employer, Employee shall return to Employer all Employer property in his actual or constructive possession with the exception of his HP Laptop which Employee will retain.

10. Consultation with an Attorney. Employee specifically understands and acknowledges that the Age Discrimination in Employment Act of 1967, as amended, provides Employee the right to bring a claim against Employer if Employee believes that he has been discriminated against on the basis of age. Employee understands the rights afforded under this Act and agrees that he will not file any claim or action against Employer and/or Released Parties and waives any rights to assert a claim for relief available under this Act against Employer and/or Released Parties, including, but not limited to, back pay, front pay, attorneys' fees, damages, reinstatement, or injunctive relief. Employer has advised Employee to consult with an attorney of his choosing prior to executing this Agreement. Employee represents and agrees that he has thoroughly discussed all aspects of his rights and this Agreement, including his waiver of claims under the Age Discrimination in Employment Act, with an attorney, to the extent he wished to do so.

11. Review. Employee has been advised that he has ten (10) days from the date he is presented with this Agreement to consider this Agreement. If Employee executes this Agreement before the expiration of ten (10) days, he acknowledges that he has done so for the purpose of expediting the payment of severance benefits, and that he has expressly waived his right to take ten (10) days to consider this Agreement.

12. Revocation. Employee may revoke this Agreement for a period of seven (7) days after he signs it. Employee agrees that if he elects to revoke this Agreement, he will notify Employer in writing, via certified mail, on or before the expiration of the revocation period. Receipt of proper and timely notice of revocation by Employer cancels and voids this Agreement. Provided that Employee does not provide notice of revocation, this Agreement will become effective upon expiration of the revocation period.

13. Confidentiality. Employee agrees that he will keep the terms and fact of this Agreement confidential. He will not disclose the existence of this Agreement or any of its terms to anyone except his immediate family, attorneys or accountants, unless required by law.

14. Amendment. This Agreement shall be binding upon the parties and may not be amended, supplemented, changed, or modified in any manner, orally or otherwise, except by an instrument in writing or concurrent or subsequent date signed by the parties.

15. Entire Agreement. This Agreement may be executed in one or more counterparts, each of which, when executed, will be deemed an original. This Agreement contains and constitutes the entire understanding and agreement between the parties hereto with respect to the subject matter hereof, and, except as otherwise provided herein, cancels all prior or contemporaneous oral or written understandings, negotiations, agreements, commitments, representations, and promises in connection herewith.

16. Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Arizona.

17. Severability. Should any provisions in this Agreement be declared or determined by any court to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected, and the illegal or invalid part, term, or provision shall be deemed not to be part of this Agreement.

18. Effect of this Agreement. It is expressly understood and agreed that this Agreement shall not in any way be construed at any time or for any purpose as an admission by the parties that either of them has acted wrongfully with respect to the other. The employment agreement dated June 14, 2005 between Employer and Employee shall be of no force and effect.

19. Attorneys' Fees. Should any legal action be commenced arising out of this Agreement, the prevailing party in any such action shall be entitled to an award of attorneys' fees incurred therein.

20. Mutual Cooperation. The parties will cooperate in the execution of any further documentation required to effectuate the purposes of this Agreement or in connection with Employee's prior service as a director, officer or in his capacity as a stockholder.

      By signing below, the parties acknowledge that they have carefully read and fully understand all of the provisions of this Agreement and that they are voluntarily entering into this Agreement.

      Modavox, Inc.


      ------------------------------          ------------------------------
      David J. Ide                            Eric Schedeler
      Chief Executive Officer                 Employee
      Dated:________________________          Dated:________________________